Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-44617, 333-72523, 333-44314, 333-56688, 333-58838, 333-87594 and 333-101087), on Form S-4 (Nos. 333-56020 and 333-109209) and on Form S-8 (Nos. 333-30963, 333-30965, 333-61721, 333-45228, 333-45230, 333-84592 and 333-111320) of PLATO Learning, Inc. of our report dated December 15, 2004, except Note 2 as to which the date is August 4, 2005, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K/A.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Minneapolis, Minnesota
September 2, 2005